PURCHASE AND SALE AGREEMENT

This Purchase And Sale Agreement (this "Agreement" or the "PSA") is signed as of the 20th day of April, 2001, by N-VISION TECHNOLOGY, INC., a Delaware Corporation ("Buyer"), and FREMONT EXPLORATION, INC. an Oklahoma Corporation, ("Seller"). Buyer and Seller may hereinafter be referred to collectively as the Parties or individually as a Party.

W I T N E SS E T H:

WHEREAS, Seller owns working interests, net revenue interests and royalty interests in certain oil and gas properties (the "Properties") as set forth on Exhibit "A" attached hereto; and

WHEREAS, Buyer desires to acquire Seller's interests in the Properties (the "Transaction").

NOW, THEREFORE, for and in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSACTION

1.1 Purchase Consideration. Total Consideration (the "Purchase Consideration") shall include (1) a cash payment (the "Cash Purchase Price"), (2) a stock payment (the "Stock"), and (3) certain other considerations (the "Other Considerations"). The Cash Purchase Price shall be $8,150,000 subject to adjustment in accordance with the provisions of Section 1.12 of this Agreement, and as so adjusted shall be referred to hereinafter as the "Adjusted Cash Purchase Price". The Stock shall consist of 500,000 shares of the common stock of N-Vision and shall be subject to a Guaranteed Minimum Value as defined in Section 1.8 of this Agreement. The Other Considerations are more fully described in Section 1.13 of the Agreement.

1.2 Effective Date. The Effective Date of the Transaction shall be April 1, 2001.

1.3 Closing. The closing and funding of the transaction contemplated hereby (the "Closing") shall take place at a mutually agreed time and date at Buyer's offices at 11931 Wickchester Lane, Suite 201, Houston, TX no later than May 25, 2001 unless the Parties mutually agree in writing to extend the Closing Date. In the event Buyer requests that Closing be delayed, Seller shall not unreasonable withhold its approval of such request for a delay of not more than five (5) calendar days, or until not later than May 30, 2001. If Buyer is unable to Close on or before May 30, 2001 abd Buyer desires an additional extension the Effective Date of the transaction shall be changed from April 1, 2001 to May 1, 2001; the Closing shall be extended to not later than June 25, 2001; and all other terms and conditions of this Agreement, including the Purchase Consideration, shall remain unchanged. Ig Buyer due to no fault of Seller is unable to Close on or before May 31, 2001 and Buyer does not desire an extension, Seller may declare Buyer to be in breach of this Agreement. If an extension is granted to June 25, 2001 and Buyer due to no fault of Seller fails to Close on or before that date, Seller may declare Buyer to be in breach and shall forfeit the deposit.

1.4 Payment at Closing and Closing Schedule. The Adjusted Cash Purchase Price will be paid by Buyer to Seller by cashiers check or wire transfer at the Closing. Not less than three business days before Closing, Seller will provide a Closing Schedule (Schedule 1.4) to Buyer. The Closing Schedule will set forth each adjustment to be made to the Cash Purchase Price in accordance with Section 1.12 and will calculate the Adjusted Cash Purchase Price to be paid at Closing. The Stock will be issued to Seller at Closing.

1.5 Incentive Warrants. Concurrently with the execution of this Agreement, Buyer will deliver to Seller a Warrant Agreement ("Warrant"), substantially in the form of Exhibit B attached hereto, which entitles Seller to purchase 200,000 shares of N-Vision Technology, Inc. common stock at a purchase price of $1.00 per share. The Warrant will have an exercise period of three (3) years. The Warrant shall expire if not exercised in its entirety prior to the third year anniversary of its issuance, according to the terms specified therein.

1.6 Deposit. Concurrently with the execution of this Agreement, Buyer has deposited in escrow with John R. Preston, Attorney & Counselor at Law ("Agent") as escrow agent, pursuant to an escrow agreement consistent with the terms herein a letter (the "Authorization Letter"), directing Buyer's Transfer Agent to issue to Seller the amount of 500,000 shares of N-Vision Technology, Inc. common stock (the "Deposit"). A copy of the Authorization Letter shall be attached hereto as Exhibit "C". Such issuance of stock will have been approved by the Board of Directors of the Buyer prior to the execution of this Agreement. At Closing the Parties shall execute a letter to Agent instructing Agent to immediately present the Authorization Letter to Buyer's Transfer Agent. Payment of the Deposit to Seller in this manner shall satisfy Buyer's obligation to pay the Stock component of The Purchase Consideration to Seller.

1.7 Forfeiture of Deposit. In the event the Transaction fails to close and this Agreement is terminated by Seller due to Default on the part of Buyer, the Parties shall instruct Agent to present the Authorization Letter to Buyer's Transfer Agent in accordance with Section 1.9 below.

0.8 Guaranteed Minimum Value. Buyer hereby agrees that the minimum value of the Deposit on May 25, 2002 shall be $625,000 (the "Deposit Guarantee"). The Deposit Guarantee will be applicable whether the Deposit is paid to Seller as the Stock portion of the Purchase Consideration in accordance with the provisions of Sections 1.1 and 1.5 hereto or as the Default Consideration in accordance with Sections 1.6 and 1.8 hereto and shall provide that if the value of the Deposit is less than $625,000 on May 25, 2002, Buyer will within three days after May 25, 2002 pay to Seller the amount by which the value of the Deposit is less than $625,000 (the "Shortfall") by one of the following methods:

(1) Pay the Shortfall in cash by check or wire transfer, or

(2) Issue to Seller up to 500,000 additional shares of N-Vision Technology common stock such that the value of the original Deposit plus the value of the additional shares totals $625,000.

If Buyer elects Options (2) above and the total value of the original Deposit plus the additional 500,000 shares is still less than $625,000 Buyer shall pay the balance of the guaranteed amount to Seller in cash so that the total of the original Deposit plus the additional 500,000 shares plus the cash payment is $625,000. The additional shares to be issued under this Guarantee shall be calculated by subtracting from $625,000 the product of 500,000 shares multiplied by the Average Share Price to determine the Shortfall. The Shortfall divided by the Average Share Price will then determine the number of additional shares to be issued as part of the Guarantee. The Average Share Price will be calculated on May 25, 2002 by taking the average of the share prices for the previous twenty (20) trading days.

1.9 Default. If this Agreement is terminated, other than by reason of a breach of this Agreement by Buyer, Buyer and the Seller shall deliver to Agent a written notice instructing (AGENT) to return the Authorization Letter to Buyer. If Seller believes that Buyer has breached this Agreement, Seller shall provide to Buyer written notice setting forth the particulars of the alleged breach. If Buyer is unable to remedy the alleged breach, and Seller elects to terminate this Agreement as the result thereof, Buyer and Seller shall deliver to Agent a joint notice instructing Agent to remit the Authorization Letter to Buyer's Transfer Agent so that the Deposit may be paid to Seller, provided, however, that if Buyer disputes the alleged breach, Seller and Buyer shall submit such dispute to arbitration by a panel of three arbitrators. If such a dispute is submitted to arbitration, Buyer and Seller, or either of them, shall provide to Agent written notice of such fact that identifies the nature of the dispute and the arbitrators selected and that instructs Agent to handle the Authorization Letter in accordance with instructions to be delivered to Agent by the arbitrators following the issuance of the arbitrators decision. Any such notice delivered unilaterally by Buyer or Seller shall also be delivered to the other party, and proof of the delivery of such notice shall be provided to Agent. If this Agreement is terminated, other than by reason of a breach of this Agreement by Buyer, Buyer and Seller shall deliver to Agent a written notice instructing Agent to return to Buyer the Authorization Letter. Failure of Buyer to close this transaction due to a material breach by Seller of any of the Representations and Warranties of Seller as listed in Article 2.1 of this Agreement shall not constitute a breach of the Agreements by Buyer.

1.10 Assignment of the Properties. At Closing Seller shall transfer, convey and deliver to Buyer Seller's interests in the Properties as set forth on Exhibit "A".

1.11 Other Assets to be Included in the Transaction. In addition to the working, net revenue and royalty interests in the Properties as set forth on Exhibit "A", Seller also agrees to assign to Buyer its interests in certain equipment and facilities ("Other Assets") that are owned 100% by Seller but serve wells and/or leases that are not 100% owned by Seller. These Other Assets are more fully described on Exhibit "D" attached hereto.

1.12 Adjustments to Initial Purchase Price. The Initial Purchase Price shall be adjusted pursuant to the following adjustments:

(a) The Initial Purchase Price shall be adjusted upward by the following:

(i) The amount of the value of all merchantable oil and liquid hydrocarbons attributable to Seller's revenue and royalty interests in the Properties in storage or existing in stock tanks above the pipeline connection at 7:00 a.m. Central Daylight Savings time on April 1, 2001, such value to be based on the contract price in effect for each Property on the Effective Date (or the market value if there is no contract price) less severance taxes normally deducted by the purchaser of such production.

(ii) The amount of payments made by Seller to Torch Energy Marketing, Inc. under hedging contracts (see Section 1.14) for periods after the Effective Date.

(iii) The amount of all direct expenditures and costs and prepaid costs and expenses attributable to the Properties and other assets of Seller incurred and actually paid by or on behalf of Seller in the ordinary course of owning and operating the Oil and Gas Properties and such other assets and that are attributable to the period of time from the Effective Date through the Closing Date, including, without limitation, (a) lease operating expenses, (b) rentals, shut-in well payments, and other lease maintenance payments, (c) ad valorem, property, excise, severance, production taxes, and any other taxes (exclusive of income taxes) based upon or measured by the ownership of the Oil and Gas Properties or other assets of Seller, the production of hydrocarbons, or the receipt of proceeds therefrom, and (d) overhead and other charges and expenses billed by or to Seller under applicable operating agreements, including operating agreements under which Seller serves as Operator, relating to the Oil and Gas Properties, to the extent that such payments made by Seller have already been accounted for on Joint Interest billings.

(iv) Fifty percent (50%) of amounts paid by Seller to brokers for services rendered and to lessors for seismic options and/or leases obtained in the Mobeetie area in conjunction with the Mobeetie deep play (the apparent Ellenburger structure).

(e) The Initial Purchase Price shall be adjusted downward by the following:

(i) An amount equal to revenue received by Seller attributable to the interests being acquired by Buyer and for production and sale of hydrocarbons from the properties from the period after the Effective Date.

(ii) An amount equal to all unpaid ad valorem, property, production, severance, and similar taxes and assessments (exclusive of income taxes) based upon or measured by the ownership of the Oil and Gas Properties and the other assets of Seller, the production of hydrocarbons, or the receipt of proceeds therefrom, which taxes and assessments became due and payable or accrued prior to the Engineering Date and that are unpaid as of the Closing Date.

(iii) An amount equal to the total of all unpaid invoices from third party vendors for services rendered or supplies provided to the Oil and Gas Properties prior to the Engineering Date.

(d) Any other adjustments required to effectuate the payment by Seller of all expenses incurred on behalf of the Properties prior to the Effective Date and the payment by Buyer of all expenses incurred on behalf of the Properties after the Effective Date shall be accounted for in conjunction with the accounting services to be provided by Seller through the Operations Contract and will be documented in a post closing settlement statement (the "Post Closing Statement") to be provided by Seller not more than 30 days after closing. Any adjustments required to pay to Seller all revenue for production and sales from the Properties for periods prior to the Effective Date and to pay to Buyer all revenue for production and sales from the Properties for periods after the Effective Date shall also be accounted for in conjunction with the accounting services to be provided by Seller and shall be documented on the Post Closing Statement.

1.13 Other Considerations. Buyer and Seller shall enter into the following agreements:

(a) Operations Contract. At Cloasing, an agreement with an initial term of one year whereby Buyer retains Seller to operate the Properties on a contract basis. The Operating Contract attached hereto as Exhibit E, shall define Seller's duties and responsibilities as a provider of contract operating services.

(b) Joint Participation Agreement. At execution of this PSA, an agreement, attached hereto as Exhibit F, which establishes guidelines by which each Party shall offer the other Party the opportunity but not the obligation to participate in future acquisitions and exploitation projects.

(c) Mobeetie Deep Evaluation Agreement. At Closing, an agreement, attached hereto as Exhibit G, which defines the obligation of Buyer to conduct at its sole cost and expense a geologic and geophysical evaluation of the apparent Ellenburger structure in the vicinity of the Mobeetie Field.

1.14 Obligations Assumed By Buyer. Buyer shall assume all obligations incurred by Seller after the Effective Date as mutually agreed, that have been incurred in the normal course of the company's business with respect to the Properties. Buyer shall also assume responsibility for the two active hedge agreements between Seller and Torch Energy Marketing, Inc. The hedge agreements are attached hereto as Exhibits "H" and "I" which consist of a fixed price swap for crude oil and a costless collar for natural gas.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Sellers. Seller hereby represent and warrant to Buyer as follows:

(a) Title to the Properties. At Closing Seller owns the working, revenue and royalty interests in the Properties as set forth on Exhibit "A". Such interests are owned by Seller free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances; Seller has the unrestricted right and power to transfer, convey and deliver full ownership of such interests without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority; and, upon the transfer of such interests to Buyer as contemplated herein, Buyer will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

(b) Capacity. All action on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement by Seller has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, to laws of general application relating to or affecting creditors rights and to general equitable principles.

(c) No Default. The execution, delivery and performance of this Agreement by Seller does not and will not constitute a violation or default under or conflict with any contract, agreement, understanding or commitment to which Seller is a party or by which Seller is bound.

(d) No Claims. There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of Seller's knowledge, threatened with respect to the Properties.

(e) Present Status. Except as provided in this Agreement, after the Effective Date, Seller will not with respect to the Properties incur any obligations or liabilities, absolute, accrued, contingent, or otherwise, except current liabilities in the ordinary course of business; discharge or satisfy any liens or encumbrances, or pay any obligations or liabilities, except in the ordinary course of business; sell or transfer any of its interests in the Properties; suffer any damage, destruction, or loss (whether or not covered by insurance) materially affecting the Properties; waive any rights of substantial value; nor enter into any transaction other than in the ordinary course of business.

(f) Litigation. There are no legal actions, suits, arbitrations, or other legal administrative or other governmental proceedings pending or threatened against Seller or the Properties. Seller is not aware of any facts that might result in any such action, suit, arbitration, or other proceeding.

(g) Compliance With Law And Other Instruments. Seller has and is operating the Properties in accordance with all applicable laws, rules, and regulations of all authorities, except those that do not materially and adversely affect Seller or the Properties.

(h) No Breach. Performance of this Agreement will not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance on any property of Seller under any arrangement, agreement, or other instrument to which Seller is a party, and will not violate the Articles of Incorporation, as amended, or the Bylaws of Seller. Seller is not in violation of its Articles of Incorporation, as amended, its Bylaws, or of any indebtedness, mortgage, contract, lease, or other agreement or commitment.

(i) Title to Assets. Seller has good, absolute and marketable title to the Properties as reflected on Exhibit A. The Properties are not subject to any mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those which will be discharged by Seller at Closing from the proceeds of the Transaction. All the equipment of Seller is in good condition and repair, reasonable wear and tear excepted. Seller has not been threatened with any action or proceeding under any building or zoning ordinance, regulation, or law.

(j) Schedule of Assets. At least 10 days prior to the closing date, Seller will deliver to the Buyer a Schedule of Accounts Receivable (Schedule 2.1(j)) that provides a true and complete list of those accounts receivable of Seller that are directly attributable to the Properties, as of the Effective Date, together with information as to the aging of each such account. This schedule shall include revenue receivables from sle of production and receivables from working interest owners for unpaid joint interest bills.

(k) Contracts. Except as disclosed in writing to the Buyer at least ten (10) days before Closing, the properties are not bound by: any written or oral contracts not made in the ordinary course of business; employment or consultant contracts not terminable at will without cost or other liability; labor union contracts; purchase, supply, or service contracts in excess of $ 2,000 each, or that is not terminable without cost or expense on less than 30 days' notice; deeds of trust, mortgages, conditional sales contracts, security agreements, pledge agreements, trust receipts, or any other agreements or arrangements under which any of the Properties are subject to a lien, encumbrance, charge, or other restriction; contracts or agreements not terminable on less than 30 days' notice; To the best of Seller's knowledge and belief, Seller has in all respects performed all obligations required to be performed to date and is not in material default in any respect under any of the contracts, agreements, leases, documents, or other commitments affecting the Properties. All parties having contracts with Seller pertaining to the Properties are in material compliance with such contracts and are not in material default.

(l) Absence of Certain Changes or Events. Since the Effective Date, there has not been any change in or any event or condition (financial or otherwise) affecting the Properties other than changes in the ordinary course of its business, none of which has (either when taken by itself or when taken in conjunction with all other such changes) been materially adverse.

(m) Brokers or Finders. Neither Buyer or Seller will be obligated in any way for any commission, fee, or other remuneration to any finder, broker, or the like in connection with this Agreement or its negotiation, execution, or performance, save and except for its own agents.

(n) Purchase Commitments and Outstanding Bids. No purchase commitments of Seller with respect to the Properties are in excess of normal, ordinary, and usual requirements of its business, or were made at any price in excess of the then current market price, or contain terms and conditions more onerous than those usual and customary in the industry.

(o) Insurance Policies. There will be at Closing in full force in Seller all policies of fire, liability, and other forms of insurance as described in the attached Exhibit "J". Such policies are in amounts and against such losses and risks as are generally maintained by comparable businesses

(p) Disclosure. No representation or warranty by Sellers in this Agreement, or in any writing furnished or to be furnished pursuant this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements not misleading.

2.2 Representations And Warranties of Buyer. Buyer hereby represents and warrants to the Shareholders as follows:

(a) Buyer is a company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority and all necessary governmental and regulatory licenses, permits and authorizations to carry on the business in which it is engaged, to own the properties that it owns currently and will own at the Closing, and to perform its obligations under this Agreement. Buyer is qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to qualify would have a material adverse effect on the business, properties or condition (financial or otherwise) of Buyer.

(b) The maximum number of shares which Buyer is authorized to have outstanding is Fifty Million (50,000,000), consisting of fifty million (50,000,000) common shares of $.01 par value of which 12,734,203 are validly issued. All of the issued shares of Buyer Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of such shares were issued in violation of any preemptive rights or any applicable securities laws.

(c) All corporate action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement, the transactions contemplated hereby and the authorization, sale, issuance and delivery of the Buyer's Stock has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Buyer, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, and other laws of general application relating to or affecting creditors' rights and to general equitable principles. The Buyer Common Stock, when issued in compliance with this Agreement, will be validly issued, fully paid and non-assessable.

(d) The execution, delivery and performance of this Agreement by Buyer does not and will not: (i) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under, the memorandum of incorporation or articles of association of Buyer, or any contract, agreement, commitment, indenture, mortgage, pledge, note, license, permit or other instrument or obligation to which Buyer is subject or by which its assets are bound, or any law, regulation, ordinance or decree applicable to Buyer, the violation of which would have a material adverse effect upon the business, properties, condition (financial or otherwise) or prospects of Buyer; or (ii) result in the creation or imposition of any lien, security interest, charge, encumbrance, restriction or right in or with respect to, or otherwise materially and adversely effect any of the properties, assets or businesses of Buyer.

(e) No permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity is required on the part of Buyer in connection with the execution or delivery by Buyer of this Agreement.

2.3 Nature and Survival of Representations and Warranties. All statements off fact contained in any memorandum, certificate, instrument, or other document delivered by or on behalf of the Seller for information or reliance pursuant to this Agreement shall be deemed representations and warranties by the Seller under this Agreement. All representations and warranties of the parties shall survive the Closing and all inspections, examinations, or audits on behalf of the parties, and shall expire five years following the Closing Date.

III.

CONDITIONS PRECEDENT

3.1 Actions Pending Closing. Sellers agree that, from the date of this Agreement until the Closing Date:

(a) Operations. Sellers will operate only in the ordinary course of business unless the Buyer consents in writing to the contrary. In addition, Sellers will not enter into any transaction or perform any act that would constitute a breach of the representations, warranties, or agreements contained in this Agreement.

(b) Access to Records. Sellers will allow the Buyer access, during normal business hours, to the Properties and to files and records relating thereto, and will cooperate in the Buyer' examination of these things. No examination, however, constitutes a waiver or relinquishment by the Buyer of its right to rely on the Seller's covenants, representations, and warranties as made in this Agreement. Until Buyers acquisition of the Properties, the Buyer will hold in confidence all information obtained by its examinations.

(c) Compliance. Sellers will cause its officers and employees to comply with all applicable provisions of this Agreement.

3.2 Conditions Precedent to Obligations of Buyer. The following conditions must be satisfied before the Buyer has an obligation to complete this Agreement on the Closing Date:

(a) No Material Errors. The representations and warranties of Sellers in Paragraph 2.1 of this Agreement will be deemed to be made again on the Closing Date, and must then be true and correct.

(b) Preliminary Settlement Statements. Not less than three (3) business days before Closing Seller must provide a statement summarizing all purchase price adjustments and providing detailed instructions for disbursements to be made at Closing (the "Preliminary Closing Statement").

IV.

INDEMNIFICATION

4.1 Indemnification by Sellers. Sellers agrees to indemnify and hold Buyer harmless for a period of two years after the Closing Date against any "damages". "Damages", as used in this Agreement, include any claims, actions, demands, losses, costs, expenses, liabilities (joint or several), penalties, and damages, including attorney's fees and the costs of expert witnesses, resulting directly or indirectly to Buyer from (a) any inaccurate representation made by Seller in or under this Agreement, (b) any breach of any of the warranties made by Seller in this Agreement, and (c) any breach or default in the performance by Seller of any of the covenants to be performed by Seller under this Agreement, all claims, actions, demands, losses, costs, expenses, liabilities, or penalties resulting from any default of Seller prior to the Closing Date under any of the contracts, agreements, leases, documents, or other commitments to which it is a party or otherwise bound or affected; and (d) any debts liabilities, or obligations of the Seller, whether accrued, absolute, contingent, or otherwise, due or to become due. "Damages" also includes: all debts, liabilities, and obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) of Seller at the Effective Date, whether known or unknown by Seller; all claims, actions, demands, losses, costs, expenses, and liabilities resulting from any litigation involving Seller and relating to operations of Seller prior to the Closing Date whether or not otherwise disclosed to the Buyer; all claims, actions, demands, losses, costs, expenses, liabilities, and penalties relating to operations of Seller prior to the Closing Date and resulting from (i) the failure of Seller to own, possess, and have good title to all assets described on Exhibit A; or (ii) all claims, actions, demands, losses, costs, expenses, liabilities, or penalties resulting from any default of Seller prior to the Closing Date under any of the contracts, agreements, leases, documents, or other commitments to which it is a party or otherwise bound or affected.

4.2 Right of Offset. Buyer shall have a right of offset of: (i) any losses, costs, expenses, and damages (including, without limitation, consequential damages) as a result of or arising out of the breach of any of the representations, warranties, covenants or agreements made in or under this Agreement by Seller; or (ii) any claims, demands or causes of action asserted in writing after the date of Closing against any amounts paid to Seller. Such right of offset shall be at the option of Buyer and shall be in addition to any other remedies available to Buyer at law or in equity.

4.3 Indemnification by Buyer. Buyer shall protect, indemnify and hold harmless Seller in respect of any losses, claims, damages, liabilities or related expenses, including attorney's fees and costs of court, to which Seller may become subject as a result of or arising out of the breach of any of the representations, warranties, covenants or agreements made in or under this Agreement by Buyer and/or as a result of or arising out of the activities of Buyer after the Closing Date.

4.4 Notice; Right to Defend. The parties agree to give, or cause to be given, to the party or parties from whom indemnification is sought hereunder (the "Indemnifying Party") notice (and, in the case of any third-party claims, copies of any related correspondence and pleadings) of any action, claim or proceeding asserted or commenced which might result in any loss, claim, damage, liability or expense subject to indemnification pursuant to this Article IV. Each Indemnifying Party shall have the right (at their own expense) to participate in the defense of and contest such action, claim or proceeding.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Information; Confidentiality. Buyer and Seller shall abide by the following provisions regarding access to and confidentiality of data:

(a) Seller shall, and shall cause the officers, directors, employees and agents of Seller, to afford to Buyer complete access at all reasonable times from the date hereof to the Closing Date to the Properties and to the books, records and contracts relating thereto, and to the offices, employees and agent of Seller, and shall furnish Buyer all financial, operating and other data and information pertaining to the Properties as it may reasonably request. Subject to the requirements of law, Buyer shall hold, and shall use its best efforts to cause its officers, employees and agents to hold, in confidence all such non-public information until such time as such information is otherwise publicly available and, if this Agreement is terminated, the Buyer shall, and shall use its best efforts to cause its officers, employees and agents to, deliver to Seller all documents, work papers and other material (including copies, extracts and summaries thereof) obtained or prepared by or on behalf of any of them directly or indirectly from Seller as a result of this Agreement or in connection herewith, whether so obtained before or after the execution of this Agreement.

(b) The Buyer shall, and shall cause its officers, directors, employees and agents to, afford to Seller, complete access at all reasonable times from the date hereof to the Closing Date, to the officers, employees, agents, properties, books, records and contracts of Buyer, and shall furnish Seller and such others all financial, operating and other data and information as Seller and such others may reasonably request. Subject to the requirements of law, Seller shall, and shall use their best efforts to cause their officers, employees and agents to, hold in confidence all such non-public information until such time as such information is otherwise publicly available and, if this Agreement is terminated, Seller shall, and shall use their best efforts to cause their officers, employees and agents to, deliver to the Buyer, all documents, work papers and other material (including copies, extracts and summaries thereof) obtained or prepared by or on behalf of any of them directly or indirectly as a result of this Agreement or in connection herewith, whether so obtained before or after the execution of this Agreement.

(c) No investigation pursuant to this Article V shall affect any representations or warranties of the parties contained herein.

4.2 Prohibited Negotiations. Buyer and Seller shall abide by the following provisions regarding prohibited negotiations:

(a)  Prior to the earlier to occur of (i) the Closing Date and consummation of this transaction or (ii) termination of this Agreement, Seller shall not solicit or encourage inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or any portion of the Properties other than as contemplated by this Agreement; and the Sellers shall instruct the officers, directors, employees, agents and affiliates to refrain from doing any of the above, and will notify Buyer immediately if any such inquiries or proposals are received by it or them, any such information is requested from it or them, or any such negotiations or discussions are sought to be initiated with it or them.

(b) Prior to the earlier to occur of (i) the Closing Date and consummation of this transaction or (ii) termination of this Agreement, Buyer shall not, and shall cause its officers, directors, employees, agents and affiliates not to, solicit or encourage inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase by Buyer of all or a substantial portion of the assets of any other person or of a substantial equity interest in any other person, or any business combination with any other person, other than as contemplated by this Agreement, and shall notify the Seller immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it.

ARTICLE VI

MISCELLANEOUS CONDITIONS

6.1 Further Assurances. From time to time, whether at or after execution hereof, as and when requested, the parties hereto agree to execute, acknowledge and deliver all such instruments or documents and take such other action as may be reasonable or necessary to effectuate the terms, conditions and purposes of this Agreement.

6.2 Governing Law; Venue; Arbitration. The governing law of this Agreement shall b e the substantive law of Texas. It is understood and agreed that this Agreement is made, executed and performed in Houston, Texas and that the courts of appropriate jurisdiction in Texas shall have venue to determine any and all disputes arising hereunder. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by an arbitrators panel of three arbitrators may be entered in any court having jurisdiction thereof.

5.3 Non-Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

6.4 Relationship of the Parties. Except when the context clearly provides to the contrary whenever herein the singular number is used, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders.

6.5 Section Headings. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

6.6 Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. All of the Exhibits referred to in this Agreement are hereby incorporated in this Agreement by this reference and shall constitute a part of this Agreement.

6.7 Severability. In the case any one or more of the provisions contained in this Agreement, or any other agreements executed in connection herewith shall be invalid, illegal, or unenforceable, in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected thereby.

6.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors, assigns and heirs.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

6.10 Facsimile Signatures. Each party agrees to accept the facsimile signature of the other parties to this Agreement as evidence of the execution and delivery of this Agreement. Such facsimile signature will be deemed to be binding upon the party sending such facsimile signature. Any party which sends a facsimile signature agrees to deliver a manually signed original counterpart of this Agreement to all other parties within five (5) business days. To the extent that any party fails to deliver the originally executed document to the other parties, such non-delivery shall not invalidate the validity and effect of this Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands this 20th day of April, 2001.

SELLER: Fremont Exploration, Inc.

/s/ Jeffrey B. Robinson

Name: Jeffrey B. Robinson

Title President

Date April 24, 2001

BUYER: N-Vision Technologies, Inc.

/s/ Joseph T. Kaminski

Name Joseph T. Kaminski

Title CEO

Date April 20, 2001

EXHIBIT A

TO

THE PURCHASE AND SALE AGREEMENT

Signed the _____ day of __________, 2001

between

N-VISION TECHNOLOGY, INC.

and

FREMONT EXPLORATION, INC.

(The Oil and Gas Properties)

I.

WELL NAME	SEC	COUNTY	ST	W.I.	N.R.I.	ORRI
ADAMS #1-22	22-19N-10	BLAINE	OK	0.05000000	0.04101563	0.00000000
BAMA #1	15-5N-10E	HUGHES	OK	0.72525248	0.59108077	0.00000000
BAMA #3	22-5N-10E	HUGHES	OK	0.72525248	0.68093898	0.00000000
BAMA #4	22-5N-10E	HUGHES	OK	0.83771811	0.57071294	0.00000000
BAMA #5	14-5N-10E	HUGHES	OK	0.72525248	0.58793369	0.01171870
BAMA #6	27-5N-10E	HUGHES	OK	0.72525248	0.55649217	0.00013200
BAMA #7	27-5N-10E	HUGHES	OK	0.72525248	0.57781741	0.00211590
BAMA #8	15-5N-10E	HUGHES	OK	0.72525248	0.66893504	0.00000000
BAMA #9	23-5N-10E	HUGHES	OK	0.84349091	0.67086616	0.00026370
BELL #2	1-2N-3W	GARVIN	OK	1.00000000	0.80762695	0.00000000
BEZDICEK #1-27	27-20N-1W	NOBLE	OK	0.85937500	0.69636220	0.00000000
BORELLI #1	33-17N-5W	KINGFISHER	OK	0.50000000	0.42382800	0.00000000
BOHLMAN #1	16-14N-7W	CANADIAN	OK	0.75000000	0.58561230	0.00000000
BREDEL	9-15N-8W	KINGFISHER	OK	0.07500000	0.06145312	0.00000000
CHASE #1	24-28S-7W	KINGMAN	KS	0.55000000	0.45375000	0.00000000
CREEL #1	5-1S-5W	STEPHENS	OK	1.00000000	0.87500000	0.00000000
CREEL #2	5-1S-5W	STEPHENS	OK	1.00000000	0.87500000	0.00000000
DATIN #1-7	7-16N-3W	LOGAN	OK	0.07416670	0.06026400	0.00833300
DUNNING	21-9N-4W	MCCLAIN	OK	0.50000000	0.38281250	0.00000000
ECKLES #1-27	27-5N-10E	HUGHES	OK	0.72525248	0.55796275	0.00013020
EUBANK #20-9	20-33S-20W	COMANCHE	KS	0.27093760	0.21629860	0.00000000
FESSENBECK #1	32-8N-1W	CLEVELAND	OK	0.90745200	0.00000000	0.00000000
FESSENBECK #4	32-8N-1W	CLEVELAND	OK	0.24226185	0.18080100	0.04101358
FLAMING #1	12-21N-13W	MAJOR	OK	1.00000000	0.80749900	0.00000000
FOSTER #1	20-5N-2W	MCCLAIN	OK	0.24102030	0.20278853	0.07756957
GREGORY #1-32	32-21N-9W	MAJOR	OK	0.03786218	0.03204790	0.00000000
GRIDER	27-7N-1W	CLEVELAND	OK	0.04000000	0.00000000	0.00000000
HAMPTON ESTATE 1-9	9-21S-35W	KEARNY	KS	0.80000000	0.62600000	0.00000000
HARRIS #1	13-16N-4W	LOGAN	OK	0.07416670	0.06026400	0.00833300
HARRIS 3-229	BLOCK 2
	HH&G SURVEY	HANSFORD	TX	0.58333000	0.44930000	0.00897000

		Page A (1)
WELLNAME	SEC	COUNTY	ST	W.I.	N.R.I.	ORRI

HARRIS 4-229	BLOCK 2
	HH&G SURVEY	HANSFORD	TX
HELSEL UNIT #7-1	21-7N-1E	CLEVELAND	OK	0.50000000	0.40752353	0.00000000
HOLLMAN #1	16-14N-7W	CANADIAN	OK	1.00000000	0.87500000	0.00000000
ISIDORE	10-2N-8W	STEPHENS	OK	1.00000000	0.76284840	0.00000000
JEFFRIES, JW #2	36-23N-11W	MAJOR	OK	0.99833320	0.74932400	0.00000000
JUDD #1-32	32-23N-14	MAJOR	OK	0.04489100	0.03263855	0.00000000
KLIEWER #1	30-22N-12W	MAJOR	OK	0.90000000	0.76311900	0.00000000
LAHMAN, KPB	26-7N-1W	CLEVELAND	OK	0.09000000	0.07200000	0.00000000
LEE A #1-33	33-25S-36W	KEARNY	KS	0.80000000	0.00000000	0.00000000
LEE A 1-4, 2-4	4-26S-36W	KEARNY	KS	0.80000000	0.49714000	0.00000000
LEE 1-33	33-25S-36W	KEARNY	KS	0.80000000	0.52730800	0.00000000
LEE 4-4	4-26S-36W	KEARNY	KS	0.60000000	0.37285520	0.00000000
LEE 1-29	29-25S-36W	KEARNY	KS	0.60000000	0.41035520	0.00000000
LEE 7-3	33-25S-36W	KEARNY	KS	0.60000000	0.37285520	0.00000000
LEE 7-4	33-25S-36W	KEARNY	KS	0.60000000	0.39160480	0.00000000
LEE 24-4	9-26S-36W	KEARNY	KS	0.60000000	0.37285440	0.00000000
LEE 3-4 NON OP	4-26S-36W	KEARNY	KS	0.12000000	0.07457120	0.00000000
LEE 1-9 NON OP	4-26S-32W	KEARNY	KS	0.12000000	0.07457120	0.00000000
LEE 2-9 NON OP	4-26S-36W	KEARNY	KS	0.12000000	0.07457120	0.00000000
LEE TRUST #1	H&GN SURVEY	WHEELER	TX	1.00000000	0.80250000	0.00000000
MASONIC HOME A-1	34-25S-36W	KEARNY	KS	0.60000000	0.41035520	0.00000000
MASONIC HOME C-1 SWD	4-26S-36W	KEARNY	KS	0.80000000	0.00000000	0.00000000
MAUDE 1-204	BLOCK 2
	HH&G SURVEY	HANSFORD	TX	0.58333000	0.43731521	0.00000000
MCCARTHY D #1-26	26-14N-8W	CANADIAN	OK	0.10000000	0.08203125	0.00000000
MCNABB, LLOYD #1	26-23N-11W	MAJOR	OK	0.88750000	0.71506800	0.00000000
MCNABB, LLOYD #2	26-23N-11W	MAJOR	OK	0.88750000	0.71506800	0.00000000
MILLER AM	34-4N-3W	GARVIN	OK	0.28250000	0.23075000	0.00000000
MINNICK	17-2N-8W	STEPHENS	OK	1.00000000	0.79125390	0.00000000
MOBEETIE #1	H&GN SURVEY	WHEELER	TX	1.00000000	0.84167840	0.01539200
MOBEETIE #2 SWD	H&GN SURVEY	WHEELER	TX	0.97427290	0.96453018	0.00000000
MOBEETIE #3	H&GN SURVEY	WHEELER	TX	1.00000000	0.78125000	0.04640600
MOBEETIE #11	H&GN SURVEY	WHEELER	TX	1.00000000	0.84167840	0.01539200
MOBEETIE #12	H&GN SURVEY	WHEELER	TX	1.00000000	0.78125000	0.04640600
MOBEETIE R 1-55	H&GN SURVEY	WHEELER	TX	1.00000000	0.80562500	0.07425000

		Page A (2)
WELLNAME	SEC	COUNTY	ST	W.I.	N.R.I.	ORRI
MOBEETIE GAS GATHERING SYSTEM	H&GN SURVEY	WHEELER	TX	0.93096920	0.93096920	0.00000000

NOLLENBERGER	8-27N-6W	GRANT	OK	0.38500000	0.36260000	0.00000000
OKIE SLIM	12-19N-17W	DEWEY	OK	0.01652200	0.01226730	0.00000000
OPDYCKE	29-14S-13W	RUSSELL	KS	0.00000000	0.00000000	0.00016230
OYLER #1-18	18-35S-34W	SEWARD	KS	0.32000000	0.30656250	0.00000000
OYLER #1-25	25-13N-7W	CANADIAN	OK	0.01819200	0.01554520	0.00000000
PAGE #23-1	23-7N-1W	CLEVELAND	OK	0.27587860	0.20433980	0.01333000
PATTERSON #2	H&GN SURVEY	WHEELER	TX	0.91095430	0.79307810	0.01260000
PATTERSON #6	H&GN SURVEY	WHEELER	TX	0.96338000	0.83418200	0.07650000
PATTERSON #7	H&GN SURVEY	WHEELER	TX	0.96338000	0.83418200	0.00000000
PINEGAR #1-17	17-22S-35W	KEARNY	KS	0.80000000	0.62600000	0.00000000
POINDEXTER	32-2N-2W	GARVIN	OK	0.11812500	0.09675000	0.00062500
EAST POLO WATERFLOOD UNIT	22N-1W	NOBLE	OK	0.00675000	0.00546076	0.00000000

PORTER "A" #1-35	35-3N-3W	GARVIN	OK	0.00781250	0.00585940	0.00000000
PROBASCO #1	26-6S-20W	ROOKS	KS	0.96874990	0.78328120	0.00000000
PRUITT #1-15	15-1S-4W	STEPHENS	OK	0.03411670	0.02680590	0.00000000
REDINGER	12-19N-17	DEWEY	OK	0.00437510	0.00320480	0.00000000
RICHARDSON #1-24	24-27N-22W	HARRPER	OK	0.84250000	0.67400000	0.00000000
RIGG #1	16-21N-12W	MAJOR	OK	1.00000000	0.85620000	0.00666667
RYEL A #2	15-23N-11W	MAJOR	OK	1.00000000	0.73450000	0.00000000
SCHOOL LAND	16-10N-10E	CLEVELAND	OK	0.00000000	0.00000000	0.00984385
SHUTT, EDITH #1	24-24N-12W	ALFALFA	OK	1.00000000	0.83398470	0.00000000
SIMS #1	H&GN SURVEY	WHEELER	TX	0.93805790	0.74878160	0078721RI
SNYDER #1-25	25-14N-6W	CANADIAN	OK	0.03425000	0.02585935	0.00000000
STRAKA #1-17	7-10N-4W	CLEVELAND	OK	0.09648436	0.07585723	0.00000000
STEPHENS #1	15-16N-6W	KINGFISHER	OK	1.00000000	0.82031250	0.00000000
WEEDMAN, PEARL #2	26-23N-11W	MAJOR	OK	0.89583300	0.76040547	0.00000000
WOODRUFF #1-14	14-5N-10E	HUGHES	OK	0.37500000	0.31166802	0.11894500
WOODRUFF #1-23	23-5N-10E	HUGHES	OK	0.36371900	0.32039000	0.00000000

II The Patterson PUD included in both Fremont's data base and the Ryder Scott Engineering Report and all Deep Rights (below the base of the Pennsylvanian) in Mobeetie Field.

Page A(3)

EXHIBIT B

TO

THE PURCHASE AND SALE AGREEMENT

Signed the _____ day of __________, 2001

between

N-VISION TECHNOLOGY, INC.

and

FREMONT EXPLORATION, INC.

(Section 1.4 - Incentive Warrants)

EXHIBIT D

TO

THE PURCHASE AND SALE AGREEMENT

Signed the _____ day of __________, 2001

between

N-VISION TECHNOLOGY, INC.

and

FREMONT EXPLORATION, INC.

(Section 1.9 - Other Assets)

  Bama Central Facility & Gathering System

  Patterson No. 2 Wellhead Compressor

  Wellhead Compressor serving Harris & Maude Leases

EXHIBIT E

TO

PURCHASE AND SALE AGREEMENT

Signed the _____ day of __________, 2001

by and among

N-VISION TECHNOLOGY, INC.

and

FREMONT EXPLORATION, INC.

(Section 1.11 - Operating Contract between N-Vision and Fremont)

Following in its entirety is Exhibit E, the Operating Contract between N-Vision and Fremont as described in Section 1.11 of the Purchase And Sale Agreement.

EXHIBIT F

TO

THE PURCHASE AND SALE AGREEMENT

Signed the _____ day of __________, 2001

between

N-VISION TECHNOLOGY, INC.

and

FREMONT EXPLORATION, INC.

(Section 1.11 - Joint Participation Agreement between N-Vision and Fremont)

Following in its entirety is Exhibit F, the Joint Participation Agreement between N-Vision and Fremont as described in Section 1.11 of the Purchase And Sale Agreement.

EXHIBIT H

TO

THE PURCHASE AND SALE AGREEMENT

Signed the _____ day of __________, 2001

between

N-VISION TECHNOLOGY, INC.

and

FREMONT EXPLORATION, INC.

(Section 1.12 - Hedge Agreement (Oil) - Fixed Price Swap)

Following in its entirety is Exhibit H, the Hedge Agreement for Oil as described in Section 1.12 of the Purchase And Sale Agreement.

EXHIBIT I

TO

THE PURCHASE AND SALE AGREEMENT

Signed the _____ day of __________, 2001

between

N-VISION TECHNOLOGY, INC.

and

FREMONT EXPLORATION, INC.

(Section 1.12 - Hedge Agreement (Gas) - Costless Collar)

Following in its entirety is Exhibit I, the Hedge Agreement for Gas as described in Section 1.12 of the Purchase And Sale Agreement.

EXHIBIT J

TO

PURCHASE AND SALE AGREEMENT

Signed the _____ day of __________, 2001

between

N-VISION TECHNOLOGY, INC.

and

FREMONT EXPLORATION, INC.

(Section 2.1(p) - Insurance)

SUMMARY OF COVERAGE

FOR

FREMONT EXPLORATION, INC.

PROPERTY POLICY

COMPANY - HARTFORD INSURANCE COMPANY

POLICY NO. 38SBAKQ9985

POLICY PERIOD 12/01/00 TO 12/01/01

$100,000. OFFICE CONTENTS ONLY AT 12412 ST. ANDREWS DRIVE

$ 25,000. COMPUTER EQUIPMENT AT 12412 ST. ANDREWS DRIVE

WORKERS COMPENSATION

CARRIER: NATIONAL AMERICAN

POLICY NO. CW1203735L

POLICY PERIOD: 12/01/00 TO 12/01/01

$500,000. EACH ACCIDENT

$500,000. POLICY LIMIT

$500,000. EACH EMPLOYEE

GENERAL LIABILITY

CARRIER: MID-CONTINENT CASUALTY

POLICY #04-GL000020569

POLICY PERIOD 12/01/00 TO 12/01/01

$2,000,000. GENERAL AGGREGATE

$2,000,000. PRODUCTS AGGREGATE

$1,000,000. PERSONAL INJURY

$1,000,000. EACH OCCURRENCE

$ 100,000. FIRE DAMAGE

EXCLUDES MEDICAL

$1,000,000. HIRED & NON-OWNED AUTO

$ 100,000. UNDERGROUND EQUIPMENT

$1,000,000. BLOW-OUT & CRATERING

$1,000,000. POLLUTION

$ 1,000. PROPERTY DAMAGE DEDUCTIBLE

UMBRELLA

CARRIER: MID-CONTINENT CASUALTY

POLICY PERIOD 12/01/00 TO 12/01/01

POLICY #XS112685

$1,000,000. POLICY LIMIT